Exhibit 10.1

SPIRE DEFERRED INCOME PLAN

Amended and Restated Effective January 1, 20191

Section 1.Purpose of Plan

The Plan is designed to enhance the value of current compensation paid to certain directors and selected employees by permitting a portion of such compensation to be deferred with such deferrals forming the basis for benefits upon certain payment events.  It is intended that the Plan constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees (and other service providers) of the Company and its designated subsidiaries and affiliates for purposes of federal income tax laws and the Employee Retirement Income Security Act of 1974, and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to effect such intent.

Section 2.  Definitions

Capitalized terms and phrases used herein which are not otherwise defined shall have the meanings set forth in this Section 2.

“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Company’s Compensation Committee, any person or entity in which the Company has a significant interest.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any deferrals subject to Code Section 409A, the term “Affiliate” shall mean any member of the Company’s control group within the meaning of Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

“Annual Equity Compensation” means annual incentive compensation, excluding stock options and stock appreciation rights, payable to a Participant under the Company’s (or its Affiliate’s, as the case may be) equity incentive plan (or other equity incentive arrangement) in which the Participant participates.

“Annual Incentive Compensation” means annual incentive compensation payable to a Participant under the Company’s (or its Affiliate’s, as the case may be) annual incentive plan (or other annual cash bonus arrangement) in which the Participant participates.

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Laclede Gas Company previously adopted the Laclede Gas Company Deferred Income Plan and the Laclede Gas Company Deferred Income Plan II (the “Grandfathered Plans”), which are not subject to Section 409A of the Code and the regulations promulgated thereunder (“Code Section 409A”).   As a result of the enactment of Code Section 409A, the Company adopted, as of January 1, 2005, The Laclede Group, Inc. Deferred Income Plan, which governs amounts earned and vested on January 1, 2005 and thereafter.  Effective as of January 1, 2005, no additional amounts were deferrable to the Grandfathered Plans.  This Plan was previously amended and restated effective January 1, 2016.  This Plan has again been amended and restated, effective as of January 1, 2019.

“Annual Retainer” means the annual cash retainer paid to Directors.  “Annual Retainer” also includes any Director meeting fees, if any.

“Applicable Federal Rate” means the prescribed rates for federal tax purposes published monthly by the Internal Revenue Service.

“Applicable Retirement Age” means the attainment of age 55, except the Applicable Retirement Age for directors means the attainment of age 65.

“Base Salary” means a Participant’s annual base salary level as of the date on which the Participant makes a Deferral Election with respect to the Participant’s base salary in accordance with the terms of the Plan.

“Beneficiary” means the individual or entity named in the Participant’s most recent designation of beneficiary through the process designated by the Plan Administrator.

“Board of Directors” means the board of directors of the Company.

“Change in Control” shall mean the occurrence of one of the following events:

(a)The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Sections 13(d) or 14(d) of the Exchange Act of 1934 (“Exchange Act”) (excluding, for this purpose, the Company or its Affiliates or any employee benefit plan of the Company or its Affiliates), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Company Voting Securities”); or

(b)Individual members of the Board of Directors, as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial election to office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board of Directors of the Company; or

(c)Consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the surviving entity’s then outstanding shares of common stock or the surviving entity’s combined voting power entitled to vote generally in the election of directors, or of a liquidation or dissolution of the Company or of the sale of at least 80% of the Company’s assets. In making this computation as to any Company shareholder who was also an equity owner in any other party to such reorganization, merger, or consolidation prior to consummating such transaction, only the common stock or voting power relating to such shareholder’s equity interests in the Company shall be counted toward the 50% threshold in the prior sentence.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person takes further action to increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

To the extent that any payment under the Plan constitutes nonqualified deferred compensation that is subject to the provisions of Code Section 409A, a Change in Control shall occur only if such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended

“Company” means Spire Inc.

“Deferred Amounts” means the aggregate amount of a Participant’s Base Salary, Annual Incentive Compensation, Annual Retainer, and/or Annual Equity Compensation that is deferred by means of Deferral Elections pursuant to Section 4 hereof.

“Deferral Election” means, with respect to any Participant, the whole percentage of Base Salary, Annual Incentive Compensation, Annual Retainer, and/or Annual Equity Compensation that the Participant elects to defer to the Plan pursuant to Section 4 hereof.

“Director” means member of the Board of Directors of the Company or any Affiliate that has adopted the Plan who is not an Employee of the Company or any Affiliate.

“Disability” has the meaning set forth in Code Section 409A.  Determinations of Disability will be made by the Plan Administrator (or its designee).

“Distribution Accounts” means the Retirement Distribution Account, the Separation Distribution Account, the In-Service Distribution Account, and/or the Flexible Distribution Account maintained on the books of the Company for a Participant under this Plan.  A Participant’s Distribution Accounts shall be bookkeeping accounts only and shall not constitute or be treated as reflecting a trust fund or other type of fund of any kind.

“Earnings Credits” means the amounts credited on a Participant’s Deferred Amounts as set forth in Section 5.

“Effective Date” means January 1, 2019.

“Employee” means any common-law employee of the Company or any Affiliate, whether or not an Officer or Director, but excluding any person serving only in the capacity of a Director.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Flexible Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed as of a specified date in accordance with Section 6(d).

“401(k) Plan” means the Spire Employee Savings Plan or any predecessor plan, replacement plan or successor plan thereto.

“In-Service Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed as of a specified date in accordance with Section 6(c).

“In-Service Distribution” means a distribution of a Participant’s Deferred Amounts and Earnings Credits completed during a Participant’s employment.

“Maximum Base Salary Deferral Percentage” means (i) 15% for Plan Years commencing prior to January 1, 2015, (ii) 50% for Plan Years commencing on or after January 1, 2015, and (iii) 80% for Plan Years commencing on or after January 1, 2020; provided, that such Maximum Base Salary Deferral Percentage may be altered by the Company’s Board of Directors (or its designee) at any time and from time to time.

“Minimum Fixed Rate” means the applicable Earnings Credit rate set forth in Section 5(b)(i)(A) in effect for the Plan Year in which the Participant’s termination occurs, but in no event less than seven percent (7%).

“Moody’s Rate” means the composite average yield on corporate bonds as published by Moody’s Investor Service for the month of the October falling in the immediately prior Plan Year.

“Officers” means any Employee designated as an “officer” of the Company or any Affiliate that has adopted the Plan.

“Participant” means any Employee or Director who satisfies the eligibility requirements set forth in Section 3 and completes a Deferral Election in accordance with the terms of the Plan.

“Performance Period” means the period used to measure performance under the Company’s annual incentive plan and equity incentive plan, which shall be no less than a twelve (12) month period.  As of the Effective Date, the annual incentive plan Performance Period is the twelve (12) month period ending on September 30 of each calendar year and the equity incentive plan Performance Period is the thirty-six (36) month period ending on September 30 of each calendar year.

“Plan” means the Spire Deferred Income Plan, as amended and restated from time to time.

“Plan Administrator” means the Company.

“Plan Year” means the 12-month period beginning January 1 and ending December 31.

“Present Value Benefit” means the sum of the Participant’s Termination Balance and the present value of the Earnings Credits that would have been made or earned on such Termination Balance through age 65 (or age 71 for Directors) using a discount rate equal to the Minimum Fixed Rate.

“Retirement Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed upon the Participant’s Termination of Employment following his or her Applicable Retirement Age in accordance with Section 6(a).

“Separation Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed upon the Participant’s Termination of Employment in accordance with Section 6(b).

“2015 Termination Balance” means Deferred Amounts through December 31, 2015 plus the Earnings Credits on such Deferred Amounts accrued as of the Participant’s date of Termination of Employment.

“Termination Balance” means Deferred Amounts on and after January 1, 2016 plus the Earnings Credits on such Deferred Amounts accrued as of the Participant’s date of Termination of Employment.

“Termination of Employment” means the Participant has incurred a “separation from service” as defined in Code Section 409A, including the default presumptions thereof.

Section 3.Eligibility

Participation in the Plan will be made available to the Company’s Directors and Officers, as well as key Employees who are at a salary grade of level 11 or higher at the time the Plan Administrator accepts Deferral Elections for each Plan Year or Performance Period, and key Employees who were previous Participants in the Plan.  A Director, Officer or key Employee who becomes eligible to participate in the Plan during a Plan Year shall enter the Plan on the first quarterly entry date following the date on which he or she became eligible to participate.

Section 4.Deferral Elections

Unless otherwise determined by the Company’s Board of Directors prior to the commencement of a Plan Year, the following shall apply regarding deferrals under the Plan:

(a)Director Deferrals:  Directors may defer (i) up to 100% of Annual Retainers, and (ii) up to 100% of Annual Equity Compensation.  No Deferral Election shall be permitted to the extent such Deferral Election is inconsistent with Code Section 409A.

(b)Employees’ and Officers’ Deferrals:  Participants other than Directors may defer (i) a percentage of Base Salary that shall not exceed the Maximum Base Salary Deferral Percentage for the applicable Plan Year, (ii) up to 90% of Annual Incentive Compensation, and (iii) up to 100% of Annual Equity Compensation.  Notwithstanding the foregoing, no Deferral Election shall be permitted to the extent such Deferral Election is inconsistent with Code Section 409A.

(c)Deferral Election Rules:

(i)General.  Participants shall designate the amount of scheduled deferrals for the upcoming Plan Year in which deferrals are allowed and such designated deferral amounts shall not be changed unless (A) such change complies with Code Section 409A,

(B) such change is approved by the Plan Administrator, and (C) such change applies only to deferrals of compensation earned after the date of the change, and amounts already deferred under the Plan shall not be refunded or returned until payable as otherwise provided in this Plan.

(ii)Form and Content.  Each Deferral Election shall be made in the manner prescribed by the Plan Administrator, and shall specify (A) the sources of the Deferred Amounts (e.g., Base Salary, Annual Incentive Compensation, Annual Retainer, Annual Equity Compensation), (ii) the specified percentage of each source to be deferred, (iii) the account to which the Deferred Amounts are to be credited.

(iii) Distribution Accounts.  A Participant may elect to have Deferred Amounts credited to the following accounts: Separation Distribution Account, Retirement Distribution Account, and/or Flexible Distribution Account. Effective January 1, 2018, new Participants will not be able to elect to make deferrals to a Retirement Distribution Account. The In-Service Distribution Account was available for deferrals through December 31, 2017, but no In-Service Distributions may be elected for deferrals made on or after January 1, 2018. For deferrals made on and after January 1, 2018, the Participant may elect to split deferrals of Base Salary, Annual Incentive Compensation, Annual Retainer, and Annual Equity Compensation among up to five (5) Flexible Distribution Accounts with a payment date for each Flexible Distribution Account elected by the Participant at the time of the deferral election. Each Distribution Account is payable as described in Section 6.

(iv)Election Timing.  Each Deferral Election shall be made at such time as is required by the Plan Administrator, which in all events shall be made prior to the beginning of the applicable Plan Year or Performance Period for which the Deferral Election is made. Notwithstanding the foregoing, if the Participant’s Annual Incentive Compensation or Annual Equity Compensation constitutes “performance based compensation” within the meaning of Code Section 409A, then such election may be made no later than the sixth (6th) month of the Performance Period to which such Annual Incentive Compensation or Annual Equity Compensation relates, so long as the Plan Administrator expressly permits such election (which it may, but is not obligated to, permit) and such compensation is not readily ascertainable at the time of such election.

(v)Irrevocability. Each Deferral Election shall be irrevocable for the entire Plan Year or Performance Period for which it is made.

Section 5.Earnings on Deferrals

(a)Deferral Timing for Earnings Credits.  For purposes of calculating Earnings Credits on Deferred Amounts, Base Salary deferrals will be deemed to have been made at the time the amount is deferred. Annual Incentive Compensation and Annual Retainer deferrals will be deemed to have been made as of the date on which the Annual Incentive Compensation or Annual Retainer would have been paid if it were not deferred. Annual Equity Compensation deferrals will be deemed to have been made as of the date on which the Annual Equity Compensation is granted.

(b)Earnings Credits on Deferred Amounts through December 31, 2015

(i)A Participant must make a one-time election with respect to Deferred Amounts, and any accumulated Earnings Credits on such Deferred Amounts, credited to the Participant’s account through December 31, 2015 to credit Earnings Credits on such Deferred Amounts for future Plan Years based on the following investment methods:

(A)The Deferred Amounts for the applicable Plan Year, along with any Deferred Amounts for any prior Plan Year, and any accumulated Earnings Credits on such Deferred Amounts, will be credited Earnings Credits throughout the Plan Year after the deferrals have deemed to occur in accordance with Section 5(a) as set forth in the table below.

Age of Beginning of Plan Year	Earnings Credit Rate
Under 55	Moody’s Rate + 1%, provided that if this rate is less than 6%, then such rate shall be increased such that such rate equals 6%
Ages 55-57	Moody’s Rate + 2%, provided that if this rate is less than 7%, then such rate shall be increased such that such rate equals 7%
Ages 58-60	Moody’s Rate + 2%, provided that if this rate is less than 8%, then such rate shall be increased such that such rate equals 8%
Age 61 and older	Moody’s Rate + 3%, provided that if this rate is less than 9%, then such rate shall be increased such that such rate equals 9%

(B)The Plan Administrator will select a menu of investment options based on or similar to the investment options available under the 401(k) Plan for the hypothetical investment of the Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts. Participants shall direct the hypothetical investment of their Distribution Accounts among the investment options designated by the Plan Administrator as though such Distribution Accounts held actual assets. To the extent one of these investment options is a fund hypothetically invested in Company stock, dividends shall be credited on all hypothetical shares held in such fund(s). Dividends credited on any unvested equity deferrals shall be contributed to the Participant’s Distribution Account(s) in accordance with the deferral election made by the Participant pertaining to such equity deferral. Effective May 1, 2019, no dividends paid on equity deferrals may be reinvested in any Company stock fund(s) under the Plan.

(C)Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be credited with a fixed interest rate using the Moody’s Rate, subject to a maximum Earnings Credit equal to 120% of the long-term Applicable Federal Rate for the month of the October falling in the immediately prior Plan Year.

(c)	Earnings Credits on Amounts Deferred on and After January 1, 2016

(i)A Participant may make an election with respect to Deferred Amounts credited to the Participant’s account on and after January 1, 2016 to credit Earnings Credits based on the following investment methods:

(A)The Plan Administrator will select a menu of investment options based on or similar to the investment options available under the 401(k) Plan for the hypothetical investment of the Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts. Participants shall direct the hypothetical investment of their Distribution Accounts among the investment options designated by the Plan Administrator as though such Distribution Accounts held actual assets. To the extent one of these investment options is a fund hypothetically invested in Company stock, dividends shall be credited on all hypothetical shares held in such fund(s). Dividends credited on any unvested equity deferrals shall be contributed to the Participant’s Distribution Account(s) in accordance with the Deferral Election made by the Participant pertaining to such equity deferral. Effective May 1, 2019, no dividends paid on equity deferrals may be invested in any Company stock fund(s) under the Plan.

(B)Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be credited with a fixed interest rate using the Moody’s Rate, subject to a maximum Earnings Credit equal to 120% of the long-term Applicable Federal Rate for the month of the October falling in the immediately prior Plan Year.

(ii)Investment elections for Deferred Amounts credited to the Participant’s account on and after January 1, 2016 may be changed at any time in accordance with administrative procedures established for the Plan.

(iii)The Company and Plan Administrator may prescribe rules regarding investment of Deferred Amounts. In the event a Participant does not direct the investment of any portion of his or her Distribution Accounts, such undirected portion shall be deemed to be invested in one or more default investment funds or other measures as the Plan Administrator determines. Effective June 1, 2019, Deferred Amounts of Base Salary, Annual Incentive Compensation and Annual Retainers may not be invested in any Company stock fund available under the Plan.

(iv)Annual Equity Compensation deferred pursuant to Section 4 shall be deemed to be hypothetically invested in the Company stock fund, and when distributed, shall be distributed in cash. Investment diversification from the Company stock fund to a different investment is not permitted for Directors. Investment diversification from the hypothetical Company stock fund to a different investment is not permitted for Participants other than Directors on such Deferred Amounts until six (6) months after the Deferred Amounts vest in accordance with the terms of the equity grants. The value of such hypothetical Company stock shall be adjusted from time to time to reflect changes to actual Company stock, as the Plan Administrator shall determine, subject to the oversight of the Company’s Compensation Committee. Deferrals of Annuity Equity Compensation shall be accounted for separately from any other Deferred Amounts that are hypothetically invested in the Company stock fund. The Company and Plan

Administrator may prescribe additional rules and requirements related to deferral and investment of Annual Equity Compensation.

(d)Applicable Interest Rate for Installment Payments.  Notwithstanding the foregoing, the interest rate that will apply to installment payments paid pursuant to the terms of the Plan will be the Minimum Fixed Rate. The foregoing notwithstanding, in the event such installment payments commence prior to the Participant’s Termination of Employment or if the Participant’s Termination of Employment occurs prior to the Participant reaching the Applicable Retirement Age, the interest rate that will apply to the installment payment will be based on the market-based investments as described in Section 5(c).

(e)401(k) Restorative Contribution. If a Participant participates in the Company’s 401(k) Plan and makes the maximum deferrals to the 401(k) Plan during a Plan Year that are permitted under Code Section 402(g) or the maximum elective deferral permitted under the terms of the 401(k) Plan, the Participant may be eligible to be credited with a “401(k) Restorative Contribution” for such Plan Year as described below.

(i)Unless otherwise determined by the Plan Administrator, with respect to each Plan Year, each such Participant who makes a deferral election under this Plan with respect to his or her Base Salary and/or Annual Incentive Compensation for such Plan Year, may be credited with a 401(k) Restorative Contribution. The 401(k) Restorative Contribution shall be equal to the amount of the Company matching contribution that would have been made to the Participant’s 401(k) Plan account if the Deferred Amounts had not been deferred and were instead includible in compensation for purposes of calculating the 401(k) Plan match, subject to the limits established by Code Section 401(a)(17).

(ii)The 401(k) Restorative Contribution shall be allocated to the following account no later than March 31 of the Plan Year following the Plan Year in which the deferrals are made:

(A)The Retirement Distribution Account, described in Section 6(a), for Participants who have such account.

(B)The Separation Distribution Account, described in Section 6(b), for Participants who do not have a Retirement Distribution Account.

(iii)The 401(k) Restorative Contribution shall be invested in accordance with the Participant’s investment elections in place on the date the 401(k) Restorative Contribution is made to the Plan. A Participant may change such investment elections in accordance with Section 5(c).

(iv)Any 401(k) Restorative Contributions made under this Section 5(e) shall be credited only for that portion of Base Salary that relates to payroll periods commencing on or after January 1, 2019 and for Annual Incentive Compensation paid on or after January 1, 2019.

Section 6.	Payment of Benefits

(a)Retirement Distribution Account.  Except as provided under Section 6(b) below, if a Participant terminates employment with the Company and its Affiliates on or after the

Participant’s Applicable Retirement Age, the Participant shall be entitled to receive benefits credited to the Participant’s Retirement Distribution Account as described in this Section 6(a).

(i)Amount and Form of Distribution. The Participant will receive the Termination Balance in his or her Retirement Distribution Account payable in fifteen (15) substantially equal annual installments (each not being treated separately for any purpose under Code Section 409A). The Participant may change the form of payment in accordance with Section 9 of the Plan.

(ii)Interest on Installment Payments.  The installments will be adjusted for interest as set forth in Section 5(d) through the installment period.

(iii)Payments in the Event of Death. In the event that the Participant dies after the commencement of his installment payments but before all 15 installments have been paid, the remaining balance shall be paid in the form of a lump sum as soon as practicable following the Participant’s death to such Participant’s Beneficiary, or, if no Beneficiary has been designated, to the Participant’s estate.

(iv)Termination of Employment Prior to Applicable Retirement Age.  Upon any other Termination of Employment prior to the Applicable Retirement Age, other than Termination of Employment due to an Intervening Event as set forth in Section 6(e), the Participant shall receive a lump sum benefit equal to (i) for amounts deferred through December 31, 2015, the Participant’s Deferred Amounts plus the Moody’s Rate that applied to such Deferred Amounts; and (ii) for amounts deferred on and after January 1, 2016, the Participant’s Termination Balance.

(b)Separation Distribution Account. If a Participant has a Termination of Employment other than due to an Intervening Event as set forth in Section 6(e), the Participant shall be entitled to receive benefits credited to the Participant’s Separation Distribution Account as described in this Section 6(b).

(i)Amount and Form of Distribution.  The Separation Distribution Account shall be distributed in the form elected by the Participant at the time the Deferral Election is made. The Participant may change the time or form of payment in accordance with Section 9 of the Plan. The available forms include:

(A)Annual Installments. The Participant may elect any number of annual installments between two (2) and fifteen (15). If a Participant does not elect the form of payment of his or her Separation Distribution Account, the Separation Distribution Account shall be distributed in fifteen (15) annual installments.

(1)In the event the Participant’s installments commence following the Participant’s Termination of Employment but prior to reaching the Applicable Retirement Age, the amount of each installment shall be calculated by applying a fraction to the sum of the Participant’s 2015 Termination Balance and Termination Balance, as adjusted for Earnings Credits as of the valuation date determined by the Plan Administrator (i.e., 1/15th for the first installment, 1/14th for the second installment, etc.) with the last installment being the remainder of the sum of the Participant’s 2015 Termination Balance and Termination Balance.

The interest rate that applies to such installments will be based on the market-based investments as described in Section 5(c).

(2)In the event the Participant’s installments commence following the Participant’s Termination of Employment following reaching the Applicable Retirement Age, the installments will be paid in substantially equal amounts, and the interest rate that will apply to such installments is the Minimum Fixed Rate as described in Section 5(d).

(B)Lump Sum.  The Participant may elect to receive a single lump sum payment.

(ii)Interest on Installment Payments. The installments will be adjusted for interest as set forth in Section 5(d) through the installment period.

(iii)Payments in the Event of Death. In the event that the Participant dies after the commencement of his installment payments but before all 15 installments have been paid, the remaining balance shall be paid in the form of a lump sum as soon as practicable following the Participant’s death to such Participant’s Beneficiary, or, if no Beneficiary has been designated, to the Participant’s estate.

(iv)Intervening Events. In the event of the Participant’s Termination of Employment due to an Intervening Event as set forth in Section 6(e), the Participant’s Separation Distribution Account shall be distributed as set forth in Section 6(e) for distributions related to those events.

(c)In-Service Distribution Account. If a Participant elected to have Deferred Amounts credited to an In-Service Distribution Account, the Participant shall be entitled to receive benefits credited to the Participant’s In-Service Distribution Account as described in this Section 6(c).

(i)Amount and Form of Distribution. The amount of a Participant’s In-Service Distribution shall be equal to that portion of the Deferred Amounts with respect to which the Participant has made such an election, adjusted for Earnings Credits as set forth in Section 5.  The In-Service Distribution will be a lump sum benefit, and the Participant may elect a distribution on January 31 of the year that is five (5) years, ten (10) years, or fifteen (15) years after the end of the Plan Year in which the Deferred Amount is deferred. A Participant may change the distribution date of the In-Service Distribution Account by submitting a new election in accordance with Section 9 of the Plan.

(ii)Termination of Employment Prior to In-Service Distribution Date. In the event the Participant has a Termination of Employment for any reason prior to receiving an In-Service Distribution, the distribution will be paid in a lump sum in accordance with Section 8.

(d)Flexible Distribution Account.  If a Participant elected to have Deferred Amounts credited to one or more Flexible Distribution Accounts, the Participant shall be entitled to receive benefits credited to the Participant’s Flexible Distribution Account(s) as described in this Section 6(d).

(i)Time of Distribution. At the time of the Deferral Election, the Participant must elect a payment date for each Flexible Distribution Account. Such payment date may not be earlier than a date occurring within the third calendar year after the deferral election, including the Plan Year in which the Deferred Amount is deferred. The Participant may defer the date of distribution for any Flexible Distribution Account in accordance with Section 9 of the Plan. Unless the Plan Administrator by administrative action permits otherwise, the payment date(s) for all Flexible Distribution Accounts shall be in January of the applicable calendar year.

(ii)Form of Distribution. The Flexible Distribution Account shall be distributed in the form elected by the Participant at the time the Deferral Election is made.  The available forms include:

(A)Annual Installments. The Participant may elect any number of annual installments between two (2) and fifteen (15).

(1)In the event the Participant’s installments commence prior to the Participant’s Termination of Employment, the amount of each installment shall be calculated by applying a fraction to the Participant’s Termination Balance as adjusted for Earnings Credits as of the valuation date determined by the Plan Administrator (i.e., 1/15th for the first installment, 1/14th for the second installment, etc.) with the last installment being the remainder of the Participant’s Termination Balance. The interest rate that will apply to such installments will be based on the market-based investments as described in Section 5(c).

(2)In the event the Participant’s installments commence following the Participant’s Termination of Employment but prior to reaching the Applicable Retirement Age, the amount of each installment shall be calculated by applying a fraction to the Participant’s Termination Balance as adjusted for Earnings Credits as of the valuation date determined by the Plan Administrator (i.e., 1/15th for the first installment, 1/14th for the second installment, etc.) with the last installment being the remainder of the Participant’s Termination Balance. The interest rate that applies to such installments will be based on the market-based investments as described in Section 5(c).

(3)In the event the Participant’s installments commence following the Participant’s Termination of Employment following reaching the Applicable Retirement Age, the installments will be paid in substantially equal amounts, and the interest rate that will apply to such installments is the Minimum Fixed Rate as described in Section 5(d).

(B)Lump Sum.  The Participant may elect to receive a single lump sum payment.

(iii)Termination of Employment Prior to Payment Date. In the event the Participant has a Termination of Employment prior to the payment date for one or more Flexible Distribution Accounts, the payment date for the Flexible Distribution Account will not be altered, except as provided in Section 6(d)(iv).

(iv)Intervening Events. In the event of the Participant’s Termination of Employment due to an Intervening Event as set forth in Section 6(e), the Participant’s Separation Distribution Account shall be distributed as set forth in Section 6(e) for distributions related to those events.

(e)Intervening Events. The following events shall be considered “Intervening Events” that may trigger payments as described in this Section 6.

(i)Benefit Following Change in Control.  If a Participant’s employment with the Company and its Affiliates terminates at any age within two years following a Change in Control, then, notwithstanding anything to the contrary in this Section 6, the Participant shall be entitled to (A) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the 2015 Termination Balance, and (B) for amounts deferred on or after January 1, 2016, a lump sum benefit equal to the Termination Balance.

(ii)Benefit Upon Participant’s Death Prior To Applicable Retirement Age.  If a Participant’s employment with the Company and its Affiliates terminates due to the Participant’s death prior to his Applicable Retirement Age, the Participant’s Beneficiary, or, if no Beneficiary is on file, the Participant’s estate, shall be entitled to (A) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the 2015 Termination Balance, and (B) for amounts deferred on or after January 1, 2016, a lump sum benefit equal to the Termination Balance.

(iii)Benefit Upon Participant’s Death On Or After Applicable Retirement Age.  If a Participant’s employment with the Company and its Affiliates terminates due to the Participant’s death on or after his Applicable Retirement Age, the Participant’s Beneficiary, or, if no Beneficiary is on file, the Participant’s estate, shall be entitled to (A) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the 2015 Termination Balance with deferrals projected from the date of death to the end of the Plan Year in which the death occurred, and (B) for amounts deferred on or after January 1, 2016, a lump sum benefit equal to the Termination Balance.

(iv)Benefit Upon Participant’s Disability Prior To Applicable Retirement Age.  Upon any other Termination of Employment due to Disability prior to his Applicable Retirement Age, the Participant shall receive (A) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the 2015 Termination Balance, and (B) for amounts deferred on or after January 1, 2016, a lump sum benefit equal to the Termination Balance.

(v)Benefit Upon Participant’s Disability On Or After Applicable Retirement Age.  Upon any other Termination of Employment due to Disability on or after his Applicable Retirement Age, the Participant shall receive (A) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the 2015 Termination Balance with Earnings Credits projected to the end of the Plan Year in which the disability occurred, and (B) for amounts deferred on or after January 1, 2016, a lump sum benefit equal to the Termination Balance.

(f)Unforeseeable Emergency.  Notwithstanding the distribution elections made by a Participant in accordance with this Section 6, in the event of an Unforeseeable Emergency, a Participant may apply for distribution of his Distribution Accounts of an amount necessary to satisfy the emergency.  An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the service provider’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication and the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseeable Emergency.  Conversely, cash needs arising from events such as the purchase of a residence or education expenses for a child, shall not be considered unforeseeable or the result of an emergency.  The Plan Administrator shall determine whether a Participant is faced with an Unforeseeable Emergency based on all relevant facts, circumstances and supporting evidence presented to the Plan Administrator in the Participant’s application.

Distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  The Plan Administrator shall determine the amount reasonably necessary to satisfy the Unforeseeable Emergency based on all relevant facts, circumstances and supporting evidence presented to the Plan Administrator in the Participant’s application, and shall take into account any amount that would available if the Plan Administrator were to cancel the Participant’s then current deferral election upon an Unforeseeable Emergency distribution. The Plan Administrator may, but is not required to, cancel a Participant’s then current deferral election as a condition of an Unforeseeable Emergency distribution.

Distribution on account of Unforeseeable Emergency shall be made in the form of a lump sum distribution, and the Participant’s Distribution Accounts shall be reduced by the amount distributed.

(g)Cashout of Small Distribution Accounts.  Notwithstanding any Deferral Election then in effect to the contrary, if, as of a Participant’s payment date, the combined value of his or her Distribution Accounts does not exceed the dollar threshold described in Code Section 402(g)(1)(B), as such amount is adjusted from time to time ($19,000 in 2019), the combined amount in all his or her Distribution Accounts shall be distributed in the form of a single lump sum payment as of such payment date.

Section 7. 280G Limits

To the extent a payment or distribution made under this Plan (together with the Grandfathered Plan or any other plan, policy, or arrangement) is determined to be a parachute payment under

Code Section 280G, and any such payment or distribution of any portion of the benefit described above would trigger any adverse tax consequences under Code Sections 280G or 4999, such as loss of deductions to the Company or its Affiliate, or the payment of an additional excise tax by the Participant, or both, then the benefit hereunder shall be reduced only to the extent necessary to avoid such adverse tax consequences.  Parachute payments and/or any cutback amount, and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

Section 8.  Timing of Payment of Benefits

Benefits under this Plan shall become payable within 31 days of the applicable payment event. In the event a benefit is paid in installments, the first installment shall be paid within 31 days of the applicable payment event; thereafter, installment payments shall be paid in the month following the anniversary month of the applicable payment event.  Notwithstanding anything in this Plan to the contrary, if it is determined that the Participant is a “specified employee” as defined in Code Section 409A, then payments (or portion thereof) under this Plan shall commence on the first payroll date following the sixth month after the month in which Participant’s Termination of Employment occurs (with the first such payment being equal to the aggregate benefit the Participant would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the Minimum Fixed Rate in effect as of such Termination of Employment).

Section 9.Change in Time/Form of Payment

The Company (or any participating Affiliate) may permit a Participant to elect to change the time and/or form of payment, subject to the following conditions: (a) the election may not take effect until at least twelve (12) months after the date on which the election is made; (b) except with respect to payments made on account of a Participant’s death, payments of the benefit which a Participant is eligible to receive must not commence earlier than five (5) years from the date of the Participant’s originally scheduled payment date; (c) the election must be made at least twelve (12) months prior to the originally scheduled payment date; and (d) no election may defer the payment date of a Separation Distribution Account, Retirement Distribution Account, or Flexible Distribution Account beyond the fifteenth (15th) anniversary of the Participant’s Termination of Employment.  Notwithstanding the foregoing, such election shall only be permitted to the extent it complies with Code Section 409A. During the time period for which the payment of the Participant’s benefit is delayed, the Participant’s benefit shall accrue interest at a rate, per annum, equal to the applicable rate described in Section 5(d). In the event the Minimum Fixed Rate applies to the benefit, the rate shall be based on the Plan Year in which the Termination of Employment occurs.

Section 10.  Miscellaneous

(a)The Company’s Board of Directors may amend or terminate this Plan at any time, and from time to time.  Notwithstanding the above, the Plan may not be terminated and payments accelerated thereunder contrary to the provisions of Code Section 409A.

(b)The Plan Administrator, with the approval of the Committee, may delegate administrative authority to any person or third-party vendor. The Plan Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, in accordance with the provisions of the Plan. The Plan

Administrator may designate one or more persons or agents to carry out any of all of the duties hereunder.

(c)Participation in the Plan shall in no way be deemed to constitute a right to continue in the employment of the Company or any Affiliate thereof.

(d)Any claim for benefits under this Plan shall be submitted to the Plan Administrator.  If the Plan Administrator denies the claim for benefits, in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination no later than ninety (90) days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time, which may not exceed a further ninety (90) days, for processing the claim and so notifies the claimant in writing prior to the termination of the initial ninety (90) day period.  In the event that a claim for benefits under this Plan has been denied by the Plan Administrator, the decision shall be subject to review by the Company upon written request of the claimant made to the Plan Administrator within sixty (60) days of receipt by the claimant of notice of such denial.  Upon request and free of charge, the Company shall provide the claimant with reasonably access to all pertinent information, documents and records with respect to the claim.  The decision of the Company upon review shall be in writing and shall state the reasons for the decision and the provisions of this Plan on which the decision is based.  Such decision shall be made within sixty (60) days after the Company’s receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the claimant’s written request for review.  The decision of the Company upon review shall be final and binding on all persons.

(e)The illegality of any provision of this Plan shall not affect the enforceability of any other provision of this Plan.  The Plan shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflict of law rules.

(f)All payments made under the Plan to a Participant or his or her Beneficiary shall be subject to withholding of such amounts as the Company reasonably may determine are required to be withheld pursuant to any applicable Federal, state, local, or foreign law or regulation.

(g)The rights of Participants and their Beneficiaries to benefits under the Plan shall be solely those of unsecured general creditors of the Company.  The Plan constitutes merely a promise by the Company to make benefit payments in the future.  The Plan is intended to be unfunded for purposes of the Code and Title I of ERISA.  Notwithstanding the foregoing, the Company may contribute to a trust fund under a “rabbi trust” agreement between the Company and a banking organization, if such a trust fund is hereafter established, and payments under the Plan may be made from any such trust fund.  Any asset acquired or held by the Company in connection with the Company’s liabilities under the Plan shall not be deemed to be security for the performance of the Company’s obligations under this Plan.

(h)The rights and interests of Participants and their beneficiaries to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participants or their beneficiaries, and any such rights and interests under the Plan shall not be liable for or subject to any obligation or liability of the Participant or beneficiary.

(i)Notwithstanding any other provision of the Plan, this Plan is intended to comply with Code Section 409A and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Participant shall not be taxable to such Participants until such amounts are paid in accordance with the terms of the Plan.  To the extent that any provision of the Plan violates Code Section 409A such that amounts would be taxable to a Participant prior to payment or otherwise subject to penalties under Code Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding the foregoing, in no event will the Company or any of its Affiliates have any liability for any failure of the Plan to satisfy Code Section 409A and such parties do not guarantee that the Plan complies with Code Section 409A.

(j)Notwithstanding the payment schedule set forth above, amounts may be paid under the Plan prior to the scheduled payment date set forth above, if and to the extent such amounts become subject to FICA taxes under Code Sections 3101, 3121(a) or 3121(v), and/or withholding taxes under Code Section 3401 or the corresponding provisions of any state, local or foreign law as a result of the payment of such FICA taxes; provided, that, such payment shall not exceed the FICA amount and such other amount required to be withheld on account of the payment of such FICA amount.  Further, a payment will be made under the Plan at any time the Plan fails to meet the requirements of Code Section 409A; provided, that, such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

(k)Except as contemplated in Section 10(g) hereof, all credits and contributions, once credited, shall not be subject to forfeiture.